Exhibit 99.1


                                   Melville


Investor Contact: Nancy Christal           Media Contact: Jim Fingeroth
                  Vice President-Investor                 Wendi Kopsick
                  Relations                               Kekst and Company
                  Melville Corporation                    (212) 593-2655
                  (914) 925-4385

                                                       FOR IMMEDIATE RELEASE


                    MELVILLE COMPLETES SALE OF KAY-BEE TOYS

                    TO CONSOLIDATED STORES FOR $315 MILLION


RYE, NEW YORK, May 6, 1996 -- Melville Corporation (NYSE:MES), one of the nation's largest speciality retailers, today completed the previously announced sale of its Kay-Bee Toys division to Consolidated Stores Corporation (NYSE:CNS) for approximately $315 million, including $215 million in cash and $100 million in a Consolidated Stores four-year subordinated note.

The sale is a part of the strategic restructuring program Melville has been carrying out since last October. Its principal components include the creation of two publicly traded, independent and industry focused companies -- CVS Corporation in the chain drug industry and Footstar, Inc. in the footwear industry, the sale of Melville's mature or unrelated businesses, a significant reduction in costs and the closing of approximately 330 underperforming stores.

"The sale of Kay-Bee is an important step in our strategic restructuring," said Stanley Goldstein, Melville chairman and chief executive officer. "We are on target to complete the program this summer. This transaction will help to enhance value for Melville's shareholders, in both the short and long-term. At the same time, Kay-Bee will benefit from the financial and other support Consolidated will provide."

Kay-Bee is one of the nation's leading mall-based toy speciality retailers, with over 1,000 locations in all fifty states and the Commonwealth of Puerto Rico. It had 1995 revenues of $1.1 billion.

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Melville Corporation, One Theall Road, Rye, New York 10580, (914) 925-4000,
Fax (914) 925-4026